Exhibit 99.1
July 22, 2021

Dow reports second quarter 2021 results
FINANCIAL HIGHLIGHTS
•GAAP earnings per share (EPS) was $2.51; Operating EPS1 was $2.72, compared to a loss per share of $0.26 in the year-ago period and an increase of $1.36 versus the prior quarter. Operating EPS excludes certain items in the quarter, totaling $0.21 per share, primarily related to an early extinguishment of debt and digitalization program expenses.
•Net sales were $13.9 billion, up 66% versus the year-ago period and 17% sequentially, with gains in all operating segments, businesses and regions.
•Local price increased 53% versus the year-ago period and 16% sequentially, reflecting gains in all operating segments, businesses and regions, driven by tight supply and demand fundamentals across key value chains.
•Volume increased 9% versus the year-ago period, with gains in all operating segments, led by polyurethane and silicones applications on demand recovery from the impact of the pandemic. Sequentially, volume increased 1% as demand gains in infrastructure, industrial and personal care end markets were partly offset by lingering supply constraints from the impact of Winter Storm Uri on the U.S. Gulf Coast.
•Equity earnings were $278 million, up $373 million compared to the year-ago period, primarily driven by margin expansion in polyurethanes and polyethylene at the Sadara and Kuwait joint ventures. Equity earnings were up $54 million compared to the prior quarter, primarily driven by the Thai joint ventures.
•GAAP Net Income was $1.9 billion. Operating EBIT1 was up $2.8 billion from the year-ago period, with increases in all operating segments and businesses. The gains reflected margin expansion and improved equity earnings due to tight supply and increased demand across key chains. Sequentially, Operating EBIT was up $1.3 billion, with increases in every operating segment and business.
•Cash provided by operating activities – continuing operations was $2 billion, up $422 million versus the year-ago period and an increase of $2.2 billion compared to the prior quarter. Free cash flow1 was $1.7 billion.
•Dow reduced gross debt by $1.1 billion in the quarter. The Company’s proactive liability management actions to redeem existing notes maturing in 2024 have resulted in no substantive long-term debt maturities due until the end of 2025 and a reduction in annual interest expense by $35 million.
•Returns to shareholders totaled $722 million in the quarter, comprised of $522 million in dividends and $200 million in share repurchases.

SUMMARY FINANCIAL RESULTS

	Three Months Ended June 30			Three Months Ended March 31
In millions, except per share amounts	2Q21	2Q20	vs. SQLY [B / (W)]	1Q21	vs. PQ [B / (W)]
Net Sales	$13,885	$8,354	$5,531	$11,882	$2,003
GAAP Income, Net of Tax	$1,932	$(217)	$2,149	$1,006	$926
Operating EBIT[1]	$2,828	$57	$2,771	$1,554	$1,274
Operating EBIT Margin[1]	20.4%	0.7%	1,970 bps	13.1%	730 bps
Operating EBITDA[1]	$3,573	$757	$2,816	$2,271	$1,302
GAAP Earnings Per Share	$2.51	$(0.31)	$2.82	$1.32	$1.19
Operating Earnings Per Share[1]	$2.72	$(0.26)	$2.98	$1.36	$1.36
Cash Provided by (Used for) Operating Activities - Cont. Ops	$2,021	$1,599	$422	$(228)	$2,249
1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin, Op. EBITDA, Free Cash Flow and Cash Flow Conversion are non-GAAP measures. See page 6 for further discussion.
®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Dow reports second quarter 2021 results

CEO QUOTE
Jim Fitterling, chairman and chief executive officer, commented on the quarter:

“Our second quarter results reflected strong demand in all our value chains and regions as we achieved substantial growth in sales and earnings both sequentially and year-over-year. Team Dow maintained its focus on execution and cost discipline, resulting in continued margin expansion. With our deliberate approach to capital allocation, we reduced gross debt by more than $1 billion; advanced our incremental, high-growth investments; returned cash to shareholders through our industry-leading dividend; and resumed our share repurchase program. And, we released our consolidated ESG report, “INtersections”, which provides enhanced transparency on our environmental, social and governance priorities and performance.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended June 30			Three Months Ended March 31
In millions, except margin percentages	2Q21	2Q20	vs. SQLY [B / (W)]	1Q21	vs. PQ [B / (W)]
Net Sales	$7,121	$4,001	$3,120	$6,082	$1,039
Operating EBIT	$2,014	$318	$1,696	$1,228	$786
Operating EBIT Margin	28.3%	7.9%	2,040 bps	20.2%	810 bps
Equity Earnings	$130	$20	$110	$106	$24

Packaging & Specialty Plastics segment net sales were $7.1 billion, up 78% versus the year-ago period. Local price increased 70% due to strong supply and demand fundamentals, with gains in both businesses and across all regions. Currency increased net sales by 4%. Volume increased 4%, primarily driven by gains in olefins, coproducts, and elastomers, partially offset by lower polyethylene volumes due to supply constraints. On a sequential basis, the segment recorded a 17% net sales improvement, driven by continued local price gains across both businesses and in all regions.

Equity earnings for the segment were $130 million, up $110 million compared to the year-ago period. Gains were driven by improved integrated polyethylene margins at the Kuwait, Thai, and Sadara joint ventures. On a sequential basis, equity earnings increased by $24 million due to margin expansion at the Thai and Kuwait joint ventures.

Operating EBIT was $2 billion, compared to $318 million in the year-ago period, reflecting margin improvement and increased equity earnings. Op. EBIT margins were up 2,040 basis points year-over-year. Sequentially, Op. EBIT was up $786 million, expanding Op. EBIT margins by 810 basis points.

Packaging and Specialty Plastics business reported a net sales increase versus the year-ago period, led by local price gains in industrial & consumer packaging, and flexible food & beverage packaging applications. Volumes declined year-over-year due to lower polyethylene supply volumes from lingering effects of Winter Storm Uri and planned maintenance turnarounds. Compared to the prior quarter, the business delivered local price gains in all regions, driven by strong supply and demand fundamentals. Sequential volumes declined due to continued supply constraints from weather-related production outages and planned maintenance turnarounds.

Hydrocarbons & Energy business reported a net sales increase compared to the year-ago period. These gains were driven by higher local prices and volumes in hydrocarbons and energy and in all regions except Asia Pacific. Sequentially, the business delivered sales gains, primarily due to local price increases in olefins.

Dow reports second quarter 2021 results

Industrial Intermediates & Infrastructure

	Three Months Ended June 30			Three Months Ended March 31
In millions, except margin percentages	2Q21	2Q20	vs. SQLY [B / (W)]	1Q21	vs. PQ [B / (W)]
Net Sales	$4,215	$2,417	$1,798	$3,607	$608
Operating EBIT	$648	$(220)	$868	$326	$322
Operating EBIT Margin	15.4%	(9.1)%	2,450 bps	9.0%	640 bps
Equity Earnings (Losses)	$144	$(113)	$257	$115	$29

Industrial Intermediates & Infrastructure segment net sales were $4.2 billion, up 74% versus the year-ago period on significant recovery from the height of the pandemic in 2020. Local price improved 53% with double-digit gains in both businesses and in all regions, led by increases in consumer durable goods & appliances end markets. Segment volumes increased by 15% as strong demand in infrastructure, mobility and furniture & bedding end markets was partially offset by supply constraints in solvents and intermediates. Currency increased net sales by 6% year-over-year. On a sequential basis, the segment recorded a net sales increase of 17%, driven by double-digit price gains in both businesses and in all regions as well as solid volume growth in Polyurethanes & Construction Chemicals.

Equity earnings for the segment were $144 million, an increase of $257 million compared to the year-ago period, driven by margin expansion at the Sadara and Kuwait joint ventures. On a sequential basis, equity earnings increased by $29 million due to margin improvement at the Sadara and Thai joint ventures.

Operating EBIT was $648 million, an increase of $868 million compared to the year-ago period, primarily due to pandemic recovery combined with strong supply and demand fundamentals in both businesses. Op. EBIT margins were up 2,450 basis points year-over-year. Sequentially, Op. EBIT was up $322 million, expanding Op. EBIT margins by 640 basis points, driven by margin improvement across both businesses.

Polyurethanes & Construction Chemicals business increased net sales compared to the pandemic lows of the year-ago period due to strong local price, demand recovery and currency. Local price increased in all key value chains, end-market applications and regions on tight supply and demand fundamentals. Volume growth was primarily due to robust consumer demand in durable goods & appliances and construction end markets. Sequentially, the business delivered sales growth on increased local price and volumes from continuing strong underlying market dynamics, particularly in infrastructure applications.

Industrial Solutions business net sales increased from the year-ago period as a result of local price gains in offerings for coatings, industrial and electronics end markets across all regions. Volume increases in materials for industrial manufacturing, coatings, and infrastructure were more than offset by planned turnarounds, third-party supply constraints, and lingering effects of Winter Storm Uri. Net sales increased sequentially, driven by local price gains in all regions and were partially offset by lower volumes due to supply constraints from Winter Storm Uri.

Performance Materials & Coatings

	Three Months Ended June 30			Three Months Ended March 31
In millions, except margin percentages	2Q21	2Q20	vs. SQLY [B / (W)]	1Q21	vs. PQ [B / (W)]
Net Sales	$2,465	$1,855	$610	$2,123	$342
Operating EBIT	$225	$27	$198	$62	$163
Operating EBIT Margin	9.1%	1.5%	760 bps	2.9%	620 bps
Equity Earnings	$—	$2	$(2)	$2	$(2)

Dow reports second quarter 2021 results

Performance Materials & Coatings segment net sales were $2.5 billion, up 33% over the year-ago period. Local price increased 16% with gains in both business and in all regions. Volume increased 13% as mobility, electronics and building & infrastructure end markets saw significant demand recovery from the impacts of the pandemic in the year-ago period. Currency increased net sales by 4% year-over-year. On a sequential basis, the segment recorded a 16% increase in sales with price gains in both businesses and in all regions. Volume rose 8% sequentially due to lower planned maintenance activity and strong demand for silicones and coatings applications.

Operating EBIT was $225 million, compared to $27 million in the year-ago period, as Op. EBIT margins increased 760 basis points due to pricing gains and strong consumer and industrial demand recovery. Sequentially, Op. EBIT was up $163 million, expanding Op. EBIT margins by 620 basis points on pricing momentum and lower planned maintenance costs.

Consumer Solutions business achieved higher net sales year-over-year, as demand recovery for silicones offerings led to local price and volume gains in all regions. Sequentially, the business achieved broad-based volume growth due to lower planned maintenance activity and strong demand for silicones applications, including personal care applications, as certain geographies began to experience an increase in travel, workplace and social activities.

Coatings & Performance Monomers business achieved higher net sales year-over-year primarily driven by local price gains in all regions. Volumes were in line with the year-ago period as increased demand for coatings applications was offset by limited supply availability due to lingering raw material and logistical constraints from Winter Storm Uri. Sequentially, the business experienced local price gains that were supported by supply and demand fundamentals and increased raw material costs. Volume increased sequentially due to strong seasonal demand for industrial and architectural coatings.

OUTLOOK

“Our first half performance reflects Team Dow’s agility in responding to increased customer demand despite industry supply disruptions across many value chains,” said Fitterling. “Looking ahead, we expect earnings momentum from additional improvements in consumer spending, international travel and industrial production. As the economic recovery broadens around the world, Dow is well positioned to continue capturing value with our differentiated materials science portfolio and participation in fast-growing end markets. We will share more about our strategic and financial priorities to continue creating long-term value for all of our stakeholders at our upcoming Investor Day on October 6, 2021.”

Conference Call
Dow will host a live webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow combines global breadth, asset integration and scale, focused innovation and leading business positions to achieve profitable growth. The Company’s ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company, with a purpose to deliver a sustainable future for the world through our materials science expertise and collaboration with our partners. Dow’s portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure, mobility and consumer care. Dow operates 106 manufacturing sites in 31 countries and employs approximately 35,700 people. Dow delivered sales of approximately $39 billion in 2020. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

Dow reports second quarter 2021 results

###

For further information, please contact:

Investors:	Media:
Pankaj Gupta	Kyle Bandlow
pgupta@dow.com	kbandlow@dow.com
+1 989-638-5265	+1 989-638-2417

Cautionary Statement about Forward-Looking Statements

Certain statements in this communication are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; the continuing global and regional economic impacts of the coronavirus disease 2019 (“COVID-19”) pandemic and other public health-related risks and events on Dow’s business; capital requirements and need for and availability of financing; size of the markets for Dow’s products and services and ability to compete in such markets; failure to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in consumer preferences and demand; changes in laws and regulations, political conditions or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war; weather events and natural disasters; and disruptions in Dow’s information technology networks and systems.

Risks related to Dow’s separation from DowDuPont Inc. include, but are not limited to: (i) Dow’s inability to achieve some or all of the benefits that it expects to receive from the separation from DowDuPont Inc.; (ii) certain tax risks associated with the separation; (iii) the failure of Dow’s pro forma financial information to be a reliable indicator of Dow’s future results; (iv) non-compete restrictions under the separation agreement; (v) receipt of less favorable terms in the commercial agreements Dow entered into with DuPont de Nemours, Inc. (“DuPont”) and Corteva, Inc. (“Corteva”), including restrictions under intellectual property cross-license agreements, than Dow would have received from an unaffiliated third party; and (vi) Dow’s obligation to indemnify DuPont and/or Corteva for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow assumes no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as alternatives to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Operating earnings per share is defined as "Earnings (loss) per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income (loss) before income taxes") before interest, excluding the impact of significant items.

Operating EBIT margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income (loss) before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free cash flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, free cash flow represents the cash generated by the Company from operations after investing in its asset base. Free cash flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free cash flow is an integral financial measure used in the Company's financial planning process.

Cash flow conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes cash flow conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Six Months Ended
	Jun 30, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Net sales	$13,885	$8,354	$25,767	$18,124
Cost of sales	10,740	7,610	20,802	15,840
Research and development expenses	228	182	422	361
Selling, general and administrative expenses	440	357	806	691
Amortization of intangibles	100	100	201	200
Restructuring and asset related charges - net	22	6	22	102
Integration and separation costs	—	46	—	111
Equity in earnings (losses) of nonconsolidated affiliates	278	(95)	502	(184)
Sundry income (expense) - net	(3)	53	125	(28)
Interest income	13	6	21	21
Interest expense and amortization of debt discount	187	200	383	415
Income (loss) before income taxes	2,456	(183)	3,779	213
Provision for income taxes	524	34	841	172
Net income (loss)	1,932	(217)	2,938	41
Net income attributable to noncontrolling interests	31	8	46	27
Net income (loss) available for Dow Inc. common stockholders	$1,901	$(225)	$2,892	$14
		—		—
Per common share data:
Earnings (loss) per common share - basic	$2.53	$(0.31)	$3.86	$0.01
Earnings (loss) per common share - diluted	$2.51	$(0.31)	$3.83	$0.01

Weighted-average common shares outstanding - basic	747.0	739.3	745.9	739.7
Weighted-average common shares outstanding - diluted	752.9	739.3	751.4	741.0

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Jun 30, 2021	Dec 31, 2020
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2021: $36; 2020: $26)	$3,491	$5,104
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2021: $59; 2020: $51)	6,456	4,839
Other	2,650	2,551
Inventories	6,952	5,701
Other current assets	803	889
Total current assets	20,352	19,084
Investments
Investment in nonconsolidated affiliates	1,754	1,327
Other investments (investments carried at fair value - 2021: $1,655; 2020: $1,674)	2,764	2,775
Noncurrent receivables	480	465
Total investments	4,998	4,567
Property
Property	56,564	56,325
Less: Accumulated depreciation	36,700	36,086
Net property (variable interest entities restricted - 2021: $204; 2020: $232)	19,864	20,239
Other Assets
Goodwill	8,833	8,908
Other intangible assets (net of accumulated amortization - 2021: $4,650; 2020: $4,428)	3,093	3,352
Operating lease right-of-use assets	1,745	1,856
Deferred income tax assets	1,529	2,215
Deferred charges and other assets	1,354	1,249
Total other assets	16,554	17,580
Total Assets	$61,768	$61,470
Liabilities and Equity
Current Liabilities
Notes payable	$203	$156
Long-term debt due within one year	445	460
Accounts payable:
Trade	4,664	3,763
Other	2,638	2,126
Operating lease liabilities - current	402	416
Income taxes payable	462	397
Accrued and other current liabilities	3,494	3,790
Total current liabilities	12,308	11,108
Long-Term Debt (variable interest entities nonrecourse - 2021: $5; 2020: $6)	15,093	16,491
Other Noncurrent Liabilities
Deferred income tax liabilities	504	405
Pension and other postretirement benefits - noncurrent	8,888	11,648
Asbestos-related liabilities - noncurrent	975	1,013
Operating lease liabilities - noncurrent	1,419	1,521
Other noncurrent obligations	6,428	6,279
Total other noncurrent liabilities	18,214	20,866
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2021: 761,524,466 shares; 2020: 755,993,198 shares)	8	8
Additional paid-in capital	7,898	7,595
Retained earnings	18,200	16,361
Accumulated other comprehensive loss	(9,676)	(10,855)
Unearned ESOP shares	(32)	(49)
Treasury stock at cost (2021: 15,752,678 shares; 2020: 12,803,303 shares)	(825)	(625)
Dow Inc.’s stockholders’ equity	15,573	12,435
Noncontrolling interests	580	570
Total equity	16,153	13,005
Total Liabilities and Equity	$61,768	$61,470

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Six Months Ended
	Jun 30, 2021	Jun 30, 2020
Operating Activities
Net income	$2,938	$41
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,462	1,424
Provision (credit) for deferred income tax	388	(59)
Earnings of nonconsolidated affiliates less than (in excess of) dividends received	(283)	455
Net periodic pension benefit cost	29	129
Pension contributions	(1,109)	(112)
Net gain on sales of assets, businesses and investments	(50)	(39)
Restructuring and asset related charges - net	22	102
Other net loss	224	163
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(1,903)	696
Inventories	(1,278)	429
Accounts payable	1,357	(896)
Other assets and liabilities, net	(4)	502
Cash provided by operating activities - continuing operations	1,793	2,835
Cash used for operating activities - discontinued operations	(80)	(6)
Cash provided by operating activities	1,713	2,829
Investing Activities
Capital expenditures	(622)	(668)
Investment in gas field developments	(24)	(5)
Purchases of previously leased assets	(3)	(2)
Proceeds from sales of property and businesses, net of cash divested	10	14
Acquisitions of property and businesses, net of cash acquired	(107)	—
Investments in and loans to nonconsolidated affiliates	—	(236)
Distributions and loan repayments from nonconsolidated affiliates	11	6
Purchases of investments	(560)	(462)
Proceeds from sales and maturities of investments	527	790
Other investing activities, net	—	29
Cash used for investing activities	(768)	(534)
Financing Activities
Changes in short-term notes payable	(38)	181
Proceeds from issuance of short-term debt greater than three months	72	163
Payments on short-term debt greater than three months	—	(100)
Proceeds from issuance of long-term debt	68	2,509
Payments on long-term debt	(1,425)	(2,359)
Purchases of treasury stock	(200)	(125)
Proceeds from issuance of stock	200	30
Transaction financing, debt issuance and other costs	(95)	(99)
Employee taxes paid for share-based payment arrangements	(11)	(26)
Distributions to noncontrolling interests	(28)	(19)
Dividends paid to stockholders	(1,043)	(1,034)
Cash used for financing activities	(2,500)	(879)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(12)	(66)
Summary
Increase (decrease) in cash, cash equivalents and restricted cash	(1,567)	1,350
Cash, cash equivalents and restricted cash at beginning of period	5,108	2,380
Cash, cash equivalents and restricted cash at end of period	$3,541	$3,730
Less: Restricted cash and cash equivalents, included in "Other current assets"	50	6
Cash and cash equivalents at end of period	$3,491	$3,724

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Packaging & Specialty Plastics	$7,121	$4,001	$13,203	$8,610
Industrial Intermediates & Infrastructure	4,215	2,417	7,822	5,462
Performance Materials & Coatings	2,465	1,855	4,588	3,920
Corporate	84	81	154	132
Total	$13,885	$8,354	$25,767	$18,124
U.S. & Canada	$4,927	$2,944	$8,955	$6,494
EMEAI [1]	5,102	2,711	9,431	6,122
Asia Pacific	2,479	1,932	4,844	3,777
Latin America	1,377	767	2,537	1,731
Total	$13,885	$8,354	$25,767	$18,124

Net Sales Variance by Segment and Geographic Region	Three Months Ended Jun 30, 2021				Six Months Ended Jun 30, 2021
	Local Price & Product Mix	Currency	Volume	Total	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	70%	4%	4%	78%	46%	3%	4%	53%
Industrial Intermediates & Infrastructure	53	6	15	74	36	4	3	43
Performance Materials & Coatings	16	4	13	33	10	3	4	17
Total	53%	4%	9%	66%	34%	4%	4%	42%
Total, excluding the Hydrocarbons & Energy business	45%	4%	8%	57%	31%	4%	2%	37%
U.S. & Canada	55%	—%	12%	67%	36%	—%	2%	38%
EMEAI [1]	63	11	14	88	38	9	7	54
Asia Pacific	28	4	(4)	28	21	4	3	28
Latin America	70	—	10	80	45	—	2	47
Total	53%	4%	9%	66%	34%	4%	4%	42%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Jun 30, 2021
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	19%	(1)%	(1)%	17%
Industrial Intermediates & Infrastructure	17	(1)	1	17
Performance Materials & Coatings	9	(1)	8	16
Total	16%	—%	1%	17%
Total, excluding the Hydrocarbons & Energy business	17%	(1)%	1%	17%
U.S. & Canada	13%	—%	9%	22%
EMEAI [1]	21	(1)	(2)	18
Asia Pacific	10	(1)	(4)	5
Latin America	23	—	(4)	19
Total	16%	—%	1%	17%
1.Europe, Middle East, Africa and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Packaging & Specialty Plastics		$2,014	$318	$3,242	$898
Industrial Intermediates & Infrastructure		648	(220)	974	(45)
Performance Materials & Coatings		225	27	287	189
Corporate		(59)	(68)	(121)	(142)
Total		$2,828	$57	$4,382	$900

Depreciation and Amortization by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Packaging & Specialty Plastics		$352	$334	$688	$686
Industrial Intermediates & Infrastructure		168	145	324	295
Performance Materials & Coatings		217	215	435	431
Corporate		8	6	15	12
Total		$745	$700	$1,462	$1,424

Operating EBITDA by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Packaging & Specialty Plastics		$2,366	$652	$3,930	$1,584
Industrial Intermediates & Infrastructure		816	(75)	1,298	250
Performance Materials & Coatings		442	242	722	620
Corporate		(51)	(62)	(106)	(130)
Total		$3,573	$757	$5,844	$2,324

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Packaging & Specialty Plastics		$130	$20	$236	$25
Industrial Intermediates & Infrastructure		144	(113)	259	(189)
Performance Materials & Coatings		—	2	2	3
Corporate		4	(4)	5	(23)
Total		$278	$(95)	$502	$(184)

Reconciliation of "Net income" to "Operating EBIT"	Three Months Ended			Six Months Ended
In millions (Unaudited)	Mar 31, 2021	Jun 30, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Net income	$1,006	$1,932	$(217)	$2,938	$41
+ Provision for income taxes	317	524	34	841	172
Income before income taxes	$1,323	$2,456	$(183)	$3,779	$213
- Interest income	8	13	6	21	21
+ Interest expense and amortization of debt discount	196	187	200	383	415
- Significant items	(43)	(198)	(46)	(241)	(293)
Operating EBIT (non-GAAP)	$1,554	$2,828	$57	$4,382	$900

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Jun 30, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$2,456	$1,901	$2.51
Less: Significant items
Digitalization program costs [4]	(48)	(37)	(0.05)	Cost of sales ($41 million); R&D ($1 million); SG&A ($6 million)
Restructuring, implementation costs and asset related charges - net [5]	(43)	(34)	(0.04)	Cost of sales ($17 million); R&D ($2 million); SG&A ($2 million); Restructuring and asset related charges - net ($22 million)
Loss on early extinguishment of debt	(102)	(84)	(0.11)	Sundry income (expense) - net
Indemnification and other transaction related costs [6]	(5)	(5)	(0.01)	Sundry income (expense) - net
Total significant items	$(198)	$(160)	$(0.21)
Operating results (non-GAAP)	$2,654	$2,061	$2.72

Significant Items Impacting Results for the Three Months Ended Jun 30, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$(183)	$(225)	$(0.31)
Less: Significant items
Integration and separation costs	(46)	(36)	(0.05)	Integration and separation costs
Restructuring, implementation costs and asset related charges - net	(6)	(6)	(0.01)	Restructuring and asset related charges - net
Litigation related charges, awards and adjustments	6	6	0.01	Sundry income (expense) - net
Total significant items	$(46)	$(36)	$(0.05)
Operating results (non-GAAP)	$(137)	$(189)	$(0.26)
1."Income (loss) before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share - diluted."
4.Costs associated with implementing the Company's Digital Acceleration program.
5.Restructuring charges, asset related charges, and costs associated with implementing the Company's 2020 Restructuring Program.
6.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Six Months Ended Jun 30, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$3,779	$2,892	$3.83
Less: Significant items
Digitalization program costs [4]	(81)	(62)	(0.08)	Cost of sales ($70 million); R&D ($1 million); SG&A ($10 million)
Restructuring, implementation costs and asset related charges - net [5]	(53)	(42)	(0.05)	Cost of sales ($26 million); R&D ($3 million); SG&A ($2 million); Restructuring and asset related charges - net ($22 million)
Loss on early extinguishment of debt	(102)	(84)	(0.11)	Sundry income (expense) - net
Indemnification and other transaction related costs [6]	(5)	(5)	(0.01)	Sundry income (expense) - net
Total significant items	$(241)	$(193)	$(0.25)
Operating results (non-GAAP)	$4,020	$3,085	$4.08

Significant Items Impacting Results for the Six Months Ended Jun 30, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$213	$14	$0.01
Less: Significant items
Integration and separation costs	(111)	(87)	(0.12)	Integration and separation costs
Restructuring, implementation costs and asset related charges - net	(102)	(85)	(0.12)	Restructuring and asset related charges - net
Loss on early extinguishment of debt	(86)	(70)	(0.09)	Sundry income (expense) - net
Litigation related charges, awards and adjustments	6	6	0.01	Sundry income (expense) - net
Total significant items	$(293)	$(236)	$(0.32)
Operating results (non-GAAP)	$506	$250	$0.33
1."Income before income taxes"
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted."
4.Costs associated with implementing the Company's Digital Acceleration program.
5.Restructuring charges, asset related charges, and costs associated with implementing the Company's 2020 Restructuring Program.
6.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Mar 31, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$1,323	$991	$1.32
Less: Significant items
Restructuring, implementation costs and asset related charges - net [4]	(10)	(8)	(0.01)	Cost of sales ($9 million); R&D ($1 million)
Digitalization program costs [5]	(33)	(25)	(0.03)	Cost of sales ($29 million); SG&A ($4 million)
Total significant items	$(43)	$(33)	$(0.04)
Operating results (non-GAAP)	$1,366	$1,024	$1.36
1."Income before income taxes"
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted."
4.Restructuring charges, asset related charges, and costs associated with implementing the Company's 2020 Restructuring Program.
5.Costs associated with implementing the Company's Digital Acceleration program.

Reconciliation of Free Cash Flow	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Cash provided by (used for) operating activities - continuing operations (GAAP)	$2,021	$1,599	$1,793	$2,835
Capital expenditures	(333)	(273)	(622)	(668)
Free cash flow (non-GAAP) [1]	$1,688	$1,326	$1,171	$2,167
1.Free cash flow in the first six months of 2021 reflects a $1 billion elective pension contribution.

Reconciliation of Cash Flow Conversion	Three Months Ended
In millions (Unaudited)	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021
Cash provided by (used for) operating activities - continuing operations (GAAP)	$1,761	$1,656	$(228)	$2,021
Operating EBITDA (non-GAAP)	$1,485	$1,780	$2,271	$3,573
Cash flow conversion (Operating EBITDA to cash flow from operations) (non-GAAP) [1]	118.6%	93.0%	(10.0)%	56.6%
Cash flow conversion - trailing twelve months (non-GAAP)				57.2%
1.Cash flow conversion in the first quarter of 2021 reflects a $1 billion elective pension contribution.